Exhibit 23 - j

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 34 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 7, 2001, relating to the financial statements and financial highlights which appear in the October 31, 2001 Annual Reports to Shareholders of International Equity Portfolio and International Equity Fund--Institutional Class I and II, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP
Baltimore, Maryland
February 22, 2002





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